Filed pursuant to Rule 424(b)(3)
                                                                 File #333-52089


                    PROSPECTUS SUPPLEMENT DATED APRIL 6, 2001

                                       To

                         Prospectus dated July 27, 1998

                                5,900,478 SHARES

                           REGENCY CENTERS CORPORATION
                      (formerly Regency Realty Corporation)

                                  COMMON STOCK

This prospectus supplement supplements the prospectus dated July 27, 1998 of Regency Realty Corporation relating to 5,900,478 shares of common stock, $.01 par value per share, of the Company. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus except to the extent that the information presented herein supercedes the information contained in the prospectus. The term "Selling Stockholders" as used in the prospectus shall be deemed to include the selling stockholders identified in the table below.

The table appearing on pages 9-14 in the prospectus under the caption "Selling Stockholders" is supplemented and amended to include the following:

                                                                            Number of Shares Beneficially
Name of Selling Stockholder                                                 Owned Prior to the Offering
---------------------------                                                 ---------------------------

Rectors and Visitors of the University of Virginia 1                                   4,200

Gayle Brickman 2                                                                      45,699






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         1 RHL Investment Company, Inc., named as a selling stockholder in the prospectus, transferred 4,200 original limited partnership units to the Rectors and Visitors of the University of Virginia.

         2 Ned M. Brickman, named as a selling stockholder in the prospectus, transferred 45,699 Class 2 limited partnership units to Gayle Brickman.